Allbritton Communications Company
808 17th Street, N.W., Suite 300
Washington, D.C. 20006
Phone: (202) 789-2130
Fax:   (202) 530-0318


FOR IMMEDIATE RELEASE
Date:    December 6, 2002
Contact: Stephen P. Gibson
         (202) 789-2130


            ALLBRITTON COMMUNICATIONS COMPANY COMMENCES TENDER OFFER
             FOR ITS 9 3/4% SENIOR SUBORDINATED DEBENTURES DUE 2007

Washington, DC, Dec. 6, 2002 -- Allbritton Communications Company today announced that it is commencing a tender offer for all of its outstanding 9 3/4% Senior Subordinated Debentures due 2007. In connection with the tender offer, Allbritton is soliciting consents to proposed amendments to the indenture governing the 9 3/4% Senior Subordinated Debentures due 2007. The proposed amendments would eliminate substantially all of the restrictive covenants and certain events of default from the indenture governing the debentures. Holders who tender their debentures will be required to consent to the proposed amendments, and holders who consent to the proposed amendments will be required to tender their debentures.

Tendering holders who validly tender their debentures and deliver consents by the consent payment deadline will receive total consideration of $1,039.00 per $1,000 principal amount of such debentures. The total consideration includes a consent payment of $5.00 per $1,000 principal amount of 9 3/4% Senior Subordinated Debentures due 2007. Holders who validly tender their notes after the consent payment deadline will only receive tender consideration of $1,034.00 per $1,000 principal amount of debentures and will not receive the consent payment. Unless extended by Allbritton, the consent payment deadline is 5:00 p.m., Friday, December 20, 2002.

The tender offer will expire at 12:01 a.m., New York City time, on Tuesday, January 7, 2003, unless extended or earlier terminated by Allbritton.

Allbritton intends to fund the tender offer, and all related costs and expenses, with the net proceeds of an offering of new 7 3/4% senior subordinated notes which is scheduled to close on December 20, 2002, additional borrowings under the Company's credit facility and/or cash on-hand. The tender offer is conditioned upon Allbritton completing arrangements for financing the purchase of the debentures and other general conditions.

Copies of the tender offer and consent solicitation documents can be obtained by contacting MacKenzie Partners, Inc., the Information Agent for the tender offer and the consent solicitation, at (212) 929-5500 or (800) 322-2885.

Deutsche Bank Securities Inc. is acting as Dealer Manager for the tender offer and consent solicitation. Questions concerning the tender offer and the consent solicitation may be directed to Deutsche Bank Securities Inc. at (646) 324-2180.

This press release is not an offer to purchase or a solicitation of acceptance of the offer to purchase, which may be made only pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement and related Consent and Letter of Transmittal. The consent solicitation is being made solely by the Offer to Purchase and Consent Solicitation Statement dated December 6, 2002, and related documents (as they may be amended from time to time), and those documents should be consulted for additional information regarding delivery procedures and the conditions for the tender offer and consents solicitation. This press release shall not constitute a notice of redemption of the debentures.

Allbritton  and  its  subsidiaries   own  and  operate  ABC   network-affiliated
television stations serving seven diverse geographic markets:

               WJLA - Washington, D.C.
               WBMA/WCFT/WJSU - Birmingham (Anniston and Tuscaloosa), Alabama WHTM - Harrisburg-Lancaster-York-Lebanon, Pennsylvania
               KATV - Little Rock, Arkansas
               KTUL - Tulsa, Oklahoma
               WSET - Roanoke-Lynchburg, Virginia
               WCIV - Charleston, South Carolina

In addition, Allbritton owns and operates a 24-hour cable news channel in Washington, D.C., NewsChannel 8.


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